EXHIBIT  E




March    30,    1998

via    FACSIMILE
     ---------


Mr.    Scott    R.    Willis
Controller
Halliburton    Energy    Services
2000    Halliburton    Center
5151    San    Felipe
Houston,    TX    77056-3610

Dear    Scott:

Pursuant to our telephone conversation of March 27, 1998 and your letter of March 27 to Fred Charlton of Simmons & Company, this letter will acknowledge our acceptance of the commitment of Halliburton to accept $2.5 million cash in exchange for its $4.0 million of SSI preferred stock at the closing of an acquisition of SSI by a party other than Well Service Technology provided that the acquisition is completed prior to August 31, 1998.

We    are    proceeding    on    the    above    basis.

Thank    you    very    much.

Very    truly    yours,

SCIENTIFIC    SOFTWARE-INTERCOMP,    INC.


By          /s/  George  Steel
            ------------------
    George    Steel,    President    and    Chief    Executive    Officer


cc:                    Mr.    Frederick    W.    Charlton    (via   Facsimile)